Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

TRIBUNE MEDIA COMPANY

and

TRIBUNE PUBLISHING COMPANY

Dated as of August 3, 2014

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Certain Defined Terms	2

ARTICLE II

THE BUSINESS SEPARATION

Section 2.1	Business Separation	17
Section 2.2	Intercompany Arrangements	18
Section 2.3	Resignation	19

ARTICLE III

CONDITIONS TO DISTRIBUTION

Section 3.1	Sole Discretion of Distributing	19
Section 3.2	Other Conditions to Distribution	20

ARTICLE IV

DISTRIBUTION

Section 4.1	Distribution	21

ARTICLE V

GENERAL PROVISIONS

Section 5.1	Implementation Documents	22
Section 5.2	Unreleased Liabilities	22
Section 5.3	Deferred Transfers	22
Section 5.4	Transfers of Assets or Liabilities Following the Distribution	24
Section 5.5	Intellectual Property	24
Section 5.6	Certain Matters Governed Exclusively by Ancillary Agreements	24
Section 5.7	Disclaimer of Representations and Warranties	25
Section 5.8	Director and Officer Indemnification	26
Section 5.9	Letters of Credit	26
Section 5.10	Affiliate Agreement	26

ARTICLE VI

CONFIDENTIALITY; EXCHANGE OF INFORMATION

Section 6.1	Agreement for Exchange of Information; Archives	27
Section 6.2	Ownership of Information	28

i

(cont’d)

(cont’d)

(cont’d)

SCHEDULES

Schedule 1.1(a)	Distributing Assumed Liabilities
Schedule 1.1(b)	Distributing Business Assets: Information Technology
Schedule 1.1(c)	Publishing Assumed Liabilities: Environmental Liabilities
Schedule 1.1(d)(iv)	Publishing Transferred Assets: Shared Contracts
Schedule 1.1(d)(v)	Publishing Transferred Assets: Information Technology
Schedule 2.2(b)(i)	Intercompany Leases
Schedule 2.2(b)(ii)	Other Intercompany Agreements
Schedule 5.9	Letters of Credit
Schedule 9.1(a)(i)	Publishing Litigation Matters
Schedule 9.1(a)(ii)	Publishing Bankruptcy Claims
Schedule 9.1(b)(i)	Distributing Litigation Matters
Schedule 9.1(b)(ii)	Distributing Bankruptcy Claims
Schedule 9.3(d)	Reimbursement

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Publishing Registration Rights Agreement
Exhibit C	Tax Matters Agreement
Exhibit D	Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is made as of August 3, 2014, by and between Tribune Media Company, a Delaware corporation (“Distributing”) and Tribune Publishing Company, a Delaware corporation (“Publishing” and, together with Distributing, the “Parties,” and each a “Party”).

WHEREAS, Distributing, through certain of its Subsidiaries, is currently engaged in the Publishing Business;

WHEREAS, the Distributing Board has determined that it is in the best interests of Distributing and its stockholders to separate from Distributing the Publishing Business, which shall be owned, operated and conducted, directly or indirectly, by Publishing;

WHEREAS, in furtherance of the foregoing, the Distributing Board has determined that it is in the best interests of Distributing and its stockholders for Distributing and certain of its Subsidiaries to enter into a series of transactions in the manner provided in this Agreement and the Ancillary Agreements whereby:

(i) (x) Distributing will, directly or indirectly through its Subsidiaries, own all of the Distributing Business Assets and assume (or retain) all of the Distributing Liabilities, and (y) Publishing will, directly or indirectly through its Subsidiaries, own all of the Publishing Business Assets and assume (or retain) all of the Publishing Liabilities;

(ii) Holders of Distributing Common Stock and Distributing Warrants will receive (without consideration being paid by such holders), on a pro rata basis, 98.5% of the outstanding shares of Publishing Common Stock and Distributing will retain 1.5% of the outstanding shares of Publishing Common Stock;

WHEREAS, in connection with the Distribution, Publishing will enter into a credit agreement with a group of financial institutions providing for a senior credit facility (the “Senior Credit Facility”) consisting of a term loan facility and revolving credit facility; and

WHEREAS, immediately prior to the Distribution, Publishing will pay a cash dividend to Distributing using all or a portion of the proceeds of the borrowings under the Senior Credit Facility.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any demand, claim, counterclaim, action, suit, arbitration, inquiry, proceeding or investigation, in each case brought by or pending before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that except where the context indicates otherwise, for purposes of this Agreement, (i) no member of the Distributing Group shall be deemed to be an Affiliate of any member of the Publishing Group, and (ii) no member of the Publishing Group shall be deemed to be an Affiliate of any member of the Distributing Group.

“Agreement” has the meaning set forth in the preamble.

“Allowed Claims” has the meaning set forth in the Plan of Reorganization.

“Ancillary Agreements” means

(i)	the Transition Services Agreement;

(ii)	the Tax Matters Agreement;

(iii)	the Employee Matters Agreement;

(iv)	the Publishing Registration Rights Agreement;

(v)	the IP Cross License Agreement;

(vi)	the Trademark License Agreement;

(vii)	the Content Sharing Agreement; and

(viii)	the Patent License Agreement.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including, goodwill) of any kind, of such Person, wherever located (including in the possession of vendors or other Persons or elsewhere), whether tangible or intangible, real, personal or mixed, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including, but not limited to, the following:

(i)	all accounting and other Records, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape or any other form;

(ii)	all interests in real property;

(iii)	all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person, and all rights as a partner, joint venturer or participant;

(iv)	all deposits, letters of credit and performance and surety bonds;

(v)	all Intellectual Property and tangible embodiments thereof;

(vi)	all Information;

(vii)	all prepaid expenses, trade accounts and other accounts and notes receivable;

(viii)	all rights under Contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(ix)	subject to Section 8.1(b), all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(x)	all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority and all pending applications therefor;

(xi)	all cash and cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(xii)	all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(xiii)	all goodwill as a going concern and other intangible properties.

“Bankruptcy Administration Costs and Activities” means all actions and all associated costs necessary to conduct the ordinary course administration of the Bankruptcy Proceedings, including, without limitation, (i) preparing, filing, noticing and prosecuting all pleadings to extend claims objection deadlines in the Bankruptcy Proceedings, (ii) the services performed by the claims and noticing agent in the Bankruptcy Proceedings, (iii) maintaining the informational website relating to the Bankruptcy Proceedings, (iv) preparing, filing, noticing and prosecuting all pleadings to administratively close some or all of the Bankruptcy Proceedings and (v) the handling, negotiation, resolution, and/or adjudication of the Actions asserted by the Litigation Trustee (as defined in the Plan of Reorganization) in connection with the Bankruptcy Proceedings (excluding, for the avoidance of doubt, (A) all obligations to pay or otherwise satisfy any and all Allowed Claims in the Bankruptcy Proceedings, (B) responsibility for the costs and expenses incurred in connection with the handling, negotiation, resolution, and/or adjudication of the proofs of claim filed in the Bankruptcy Proceedings, (C) responsibility for the costs and expenses incurred in connection with the handling, negotiation, resolution, and/or adjudication of the Actions asserted in the Bankruptcy Proceedings relating to the third-party appeals of the confirmation of the Plan of Reorganization and (D) all actions and costs described in Section 9.3(a) and Section 9.3(c)).

“Bankruptcy Indemnification Claims” means any and all Actions asserted in the Bankruptcy Proceedings by (i) then-current or former directors or officers of any entity asserting rights of indemnification from any such entity, and (ii) Valuation Research Corporation asserting rights of indemnification, in each case, without regard to the entity against which the pertinent Action was asserted by the claimant in the Bankruptcy Proceedings.

“Bankruptcy Proceedings” means the proceedings commenced by any entity on December 8, 2008 (or, in the case of Tribune CNLBC, LLC, on October 12, 2009) that were jointly administered under the caption In re Tribune Company, Case No. 08-13141 (KJC) in the United States Bankruptcy Court for the District of Delaware.

“Business” means either the Distributing Business or the Publishing Business, as the context requires.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Separation” has the meaning set forth in Section 2.1.

“CareerBuilder” has the meaning set forth in Section 5.10.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Confidential Information” has the meaning set forth in Section 6.5(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Authority or a member of either Group.

“Content Sharing Agreement” means the Content Sharing Agreement, effective as of immediately following the Distribution Effective Time, by and between Distributing and Publishing.

“Contract” means any contract, agreement, lease, commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Deferred Transfer Asset” has the meaning set forth in Section 5.3(a).

“Deferred Transfer Liability” has the meaning set forth in Section 5.3(a).

“Dispute Meeting” has the meaning set forth in Section 11.2(b).

“Dispute Notice” has the meaning set forth in Section 11.2(b).

“Disputes” has the meaning set forth in Section 11.1.

“Distributing” has the meaning set forth in the preamble.

“Distributing Assumed Liabilities” means, without duplication,

(i)	any and all Liabilities of members of the Publishing Group as and to the extent relating to, arising out of, or resulting from (A) the Distributing Business or (B) any Distributing Business Assets or any former Assets of any member of the Distributing Group (including, for the avoidance of doubt, any Action against a member of the Publishing Group that is listed on Schedule 9.1(b)(i) and Schedule 9.1(b)(ii)), in each case, other than Liabilities expressly allocated to the Publishing Group pursuant to this Agreement or the Ancillary Agreements;

(ii)	the Distributing Assumed Transaction Liabilities;

(iii)	all Liabilities expressly allocated to the Distributing Group pursuant to the Ancillary Agreements;

(iv)	the Bankruptcy Administration Costs and Activities;

(v)	all Liabilities arising from or relating to the presence or release of hazardous substances or other violations of, or non-compliance with, any applicable Environmental Laws (or permits required thereunder) at any location owned, occupied or used by the Publishing Business, or otherwise resulting from the operation of the Publishing Business, in each case on or prior to the Distribution Date, except, in each case, for (x) such Liabilities specifically designated as Publishing Assumed Liabilities on Schedule 1.1(c) or (y) any such Liabilities arising at a location subject to an Intercompany Lease during the term of the applicable Intercompany Lease (which Liabilities shall be governed by the terms of such Intercompany Lease, except for any Liabilities specifically designated as Publishing Assumed Liabilities on Schedule 1.1(c),which shall be governed by the terms of this Agreement); and

(vi)	all Liabilities listed on Schedule 1.1(a).

“Distributing Assumed Transaction Liabilities” means

(i)	the Distributing Transaction Liabilities; and

(ii)	50% of the Shared Transaction Liabilities.

“Distributing Board” means the board of directors of Distributing.

“Distributing Business” means (i) the businesses and operations of any member of the Distributing Group and (ii) any Distributing Discontinued Business, in each case, other than the Publishing Business.

“Distributing Business Assets” means, without duplication, any and all Assets owned by members of the Distributing Group and the Publishing Group (other than the Publishing Business Assets), which, for the avoidance of doubt, includes (i) any and all real property owned by any member of the Publishing Group or the Distributing Group, (ii) all cash and cash equivalents held by the Distributing Group and (iii) all Information Technology listed on Schedule 1.1(b).

“Distributing Class A Common Stock” means the class A common stock of Distributing, par value $0.001 per share.

“Distributing Class B Common Stock” means the class B common stock of Distributing, par value $0.001 per share.

“Distributing Common Stock” means Distributing Class A Common Stock and Distributing Class B Common Stock.

“Distributing Discontinued Business” means any businesses and operations of any member of the Distributing Group that was terminated, divested, discontinued, sold, abandoned, shut down or otherwise disposed of prior to the Distribution Date.

“Distributing Group” means, collectively, Distributing and all of its Subsidiaries and any of its or their predecessors (other than members of the Publishing Group).

“Distributing Indemnified Party” has the meaning set forth in Section 10.2.

“Distributing Liabilities” means, without duplication, any and all Liabilities of members of the Distributing Group and the Publishing Group (other than the Publishing Liabilities), which, for the avoidance of doubt, includes the Distributing Assumed Liabilities, but excludes the Publishing Assumed Liabilities.

“Distributing Litigation Matters” means (i) any and all Actions that are primarily related to the Distributing Business Assets, the Distributing Liabilities or the Distributing Business, including all Actions listed on Schedule 9.1(b)(i), but excluding any Joint Litigation Matters, and (ii) (x) all Actions listed on Schedule 9.1(b)(ii), (y) any and all other Actions presently existing or that may arise in the Bankruptcy Proceedings that are primarily related to the Distributing Business Assets, the Distributing Liabilities or the Distributing Business and (z) all Bankruptcy Indemnification Claims.

“Distributing Transaction Liabilities” means 100% of the Transaction Liabilities arising from, relating to, or derivative of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Distributing Group contained in (x) the Publishing Information Statement, (y) other disclosure made to the holders of Distributing Common Stock and Distributing Warrants or (z) any filings made with the SEC in connection with the Transactions.

“Distributing Warrants” means warrants to purchase Distributing Common Stock having an exercise price of $0.001 per share of Distributing Common Stock.

“Distribution” has the meaning set forth in Section 4.1.

“Distribution Date” has the meaning set forth in Section 4.1.

“Distribution Effective Time” means 12:01 a.m. Eastern Time on the Distribution Date or at such other time as the Parties may agree.

“Distributing Record Holders” has the meaning set forth in Section 3.2(a)(vi).

“Employee Matters Agreement” means the Employee Matters Agreement, effective as of the Distribution Date, by and between Distributing and Publishing, substantially in the form attached hereto as Exhibit A.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, whether or not filed, recorded or otherwise perfected under applicable Law.

“Environment” means the ambient air, surface water, ground water, land, and surface or subsurface strata, and any medium or area included in the definition of “Environment” under any applicable Environmental Law.

“Environmental Law” means any Law, including any international, federal, state, provincial, local, territorial or municipal Law or any rule or regulation promulgated by any governmental agency, tribunal or commission, governing or relating to pollution, protection of human health or safety as such relate to exposure to hazardous substances, the Environment or natural resources or exposure to any hazardous substance, hazardous waste, toxic substance, pollutant, and any other similarly described substance, including petroleum, petroleum products, asbestos and asbestos containing materials.

“Executive Committee” has the meaning set forth in Section 11.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Group” means the Distributing Group or the Publishing Group, as the context requires.

“Implementation Documents” has the meaning set forth in Section 5.1.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Payment” has the meaning set forth in Section 10.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer data, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Technology” means all hardware, computers, Software, servers, workstations, routers, hubs, switches, data, databases, data communications lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, trade names, trade dress, Internet domain names, logos and other source identifiers and the goodwill associated with any and all of the foregoing and symbolized thereby (“Marks”), (ii) copyrights and copyrightable works, (iii) rights in Software and Internet websites, (iv) registrations and applications to register or renew the registration of any of the foregoing, (v) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (vi) Trade Secrets and any rights therein and thereto and (vii) all other intellectual property rights.

“Intercompany Accounts” means all accounts receivable and accounts payable between one or more members of the Publishing Group, on the one hand, and one or more members of the Distributing Group, on the other hand.

“Intercompany Agreements” means this Agreement, the Ancillary Agreements and the other agreements, arrangements, commitments or understandings, whether or not in writing, solely between one or more members of the Publishing Group, on the one hand, and one or more members of the Distributing Group, on the other hand (excluding, for the avoidance of doubt, Shared Contracts).

“Intercompany Leases” has the meaning set forth in Section 2.2(b).

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 7.2.

“Internal Reorganization” has the meaning set forth in Section 2.1(a).

“IP Cross License Agreement” means the Intellectual Property License Agreement, effective as of immediately following the Distribution Effective Time, by and between Distributing and Publishing.

“Joint Litigation Matters” means any and all Actions in respect of any Shared Transaction Liabilities.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement (including, common law), in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Letters of Credit” has the meaning set forth in Section 5.9.

“Liabilities” or “Liability” means with respect to any Person, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Person, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any Law, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all demands, assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Modified Affiliate Agreement” has the meaning set forth in Section 5.10.

“Overlapping Fiscal Year” has the meaning set forth in Section 7.1(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent License Agreement” means the Patent License Agreement, effective as of immediately following the Distribution Effective Time, by and between Distributing and Publishing.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization, other entity or Governmental Authority, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan of Reorganization” means the Fourth Amended Joint Plan of Reorganization for Tribune Company and Its Subsidiaries Proposed by the Debtors (as defined therein), the Official Committee of Unsecured Creditors (as defined therein), Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., and JPMorgan Chase Bank, N.A., dated July 19, 2012 (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions thereof).

“PLR” has the meaning set forth in Section 3.2(a)(iii).

“Public Filings” has the meaning set forth in Section 7.1(d).

“Publishing” has the meaning set forth in the preamble.

“Publishing Annual Financial Statements” has the meaning set forth in Section 7.1(c).

“Publishing Assumed Liabilities” means, without duplication,

(i)	any and all Liabilities of members of the Distributing Group as and to the extent relating to, arising out of, or resulting from (A) the Publishing Business, or (B) any Publishing Business Assets or any former Assets of any member of the Publishing Group (including, for the avoidance of doubt, any Action against a member of the Distributing Group that is listed on Schedule 9.1(a)(i) and Schedule 9.1(a)(ii)), in each case, other than the Distributing Assumed Liabilities;

(ii)	the Publishing Assumed Transaction Liabilities;

(iii)	all Liabilities expressly allocated to the Publishing Group pursuant to this Agreement or the Ancillary Agreements;

(iv)	notwithstanding anything to the contrary in any Intercompany Lease, all Liabilities listed on Schedule 1.1(c); and

(v)

except for any Liabilities specifically designated as Publishing Liabilities (disregarding this clause (v) of the definition of Publishing Assumed Liabilities) or Distributing Assumed Liabilities pursuant to the terms of this Agreement or any Ancillary Agreement, any and all other Liabilities of the Distributing Group as of the Distribution Effective Time (A) reflected on the Publishing Pro Forma Balance Sheet, or (B) if acquired by, or allocated to, either Group after the date of the Publishing Pro Forma Balance Sheet, are of a nature or type that would have been reflected on the combined balance sheet of the Publishing Group if such balance sheet were prepared as of the time of the Business Separation using the same principles and accounting policies under which the Publishing Pro Forma Balance Sheet was prepared, to the extent used primarily in the operation of the Publishing Business and subject to the discharge of any such Liabilities subsequent to the date of the Publishing Pro Forma Balance Sheet (it being understood that (x) the Publishing Pro Forma Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Publishing Liabilities pursuant to this clause (v) and (y) the amounts set forth on the Publishing Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as limitations on the amounts of such Liabilities that shall be included in the definition of Publishing Liabilities pursuant to this clause (v)).

“Publishing Assumed Transaction Liabilities” means

(i)	the Publishing Transaction Liabilities; and

(ii)	50% of the Shared Transaction Liabilities.

“Publishing Business” means (i) the businesses and operations of the Publishing Group, including the business and operations of Publishing as more fully described in the Publishing Information Statement, and (ii) any Publishing Discontinued Business.

“Publishing Business Assets” means, without duplication,

(i)	all of the issued and outstanding capital stock or other equity interests of members of the Publishing Group, other than Publishing; and

(ii)	all of the right, title and interest in and to any and all Assets owned by members of the Publishing Group after giving effect to the Ancillary Agreements and the transactions contemplated by this Agreement (including Section 2.1) and for the avoidance of doubt, including the Publishing Transferred Assets, but excluding (x) any and all real property owned by any member of the Publishing Group or the Distributing Group and (y) any Deferred Transfer Assets that would otherwise be Distributing Business Assets.

“Publishing Common Stock” means the common stock of Publishing, par value $0.001 per share.

“Publishing Discontinued Business” means any businesses and operations of any member of the Publishing Group that was terminated, divested, discontinued, sold, abandoned, shut down or otherwise disposed of prior to the Distribution Date.

“Publishing Group” means, collectively, Publishing, Publishing Holdco, the Publishing Operating Entities and all other direct or indirect Subsidiaries of Publishing Holdco and any predecessors of any of the foregoing.

“Publishing Holdco” means Tribune Publishing Company, LLC.

“Publishing Holdco Contribution” has the meaning set forth in Section 2.1(b).

“Publishing Indemnified Party” has the meaning set forth in Section 10.3.

“Publishing Information Statement” means the Information Statement, dated July 21, 2014 of Distributing and Publishing, relating to the Transactions.

“Publishing Liabilities” means, without duplication,

(i)	any and all Liabilities of members of the Publishing Group after giving effect to the Ancillary Agreements and the transactions contemplated by this Agreement (including Section 2.1), including the Publishing Assumed Liabilities, but excluding the (A) Distributing Assumed Liabilities, (B) any Liabilities for which members of the Publishing Group are entitled to indemnification from the Distributing Group pursuant to the Tax Matters Agreement and (C) any Deferred Transfer Liabilities that would otherwise be Distributing Liabilities; and

(ii)	any and all Liabilities to the extent relating to, arising out of or resulting from, (A) any Publishing Business Asset, including any and all Liabilities of the members of the Publishing Group, (B) the operation or conduct of the Publishing Business, as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority), to the extent such act or failure to act relates to the Publishing Business), and (C) the operation or conduct of any business by any member of the Publishing Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)).

“Publishing Litigation Matters” means (i) any and all Actions that are primarily related to the Publishing Business Assets, the Publishing Liabilities or the Publishing Business, including all Actions listed on Schedule 9.1(a)(i), but excluding any Joint Litigation Matters, and (ii) (x) all Actions listed on Schedule 9.1(a)(ii) and (y) any and all other Actions presently existing or that may arise in the Bankruptcy Proceedings that are primarily related to the Publishing Business Assets, the Publishing Liabilities or the Publishing Business, but excluding the Bankruptcy Indemnification Claims.

“Publishing Operating Entities” means (i) The Morning Call, LLC, a Delaware limited liability company, (ii) Chicago Tribune Company, LLC, a Delaware limited liability company, (iii) Chicagoland Publishing Company, LLC, a Delaware limited liability company, (iv) Tribune Direct Marketing, LLC, a Delaware limited liability company, (v) The Baltimore Sun Company, LLC, a Delaware limited liability company, (vi) Orlando Sentinel Communications Company,

LLC, a Delaware limited liability company, (vii) Los Angeles Times Communications LLC, a Delaware limited liability company, (viii) Builder Media Solutions, LLC, a Delaware limited liability company, (ix) California Community News, LLC, a Delaware limited liability company, (x) The Daily Press, LLC, a Delaware limited liability company, (xi) The Hartford Courant Company, LLC, a Delaware limited liability company, (xii) Sun-Sentinel Company, LLC, a Delaware limited liability company, (xiii) forsalebyowner.com, LLC, a Delaware limited liability company, (xiv) Internet Foreclosure Service, LLC, a Delaware limited liability company, (xv) ForSaleByOwner.com Referral Services, LLC, a Delaware limited liability company, (xvi) Local Pro Plus Realty, LLC, a Delaware limited liability company, (xvii) Tribune Washington Bureau, LLC, a Delaware limited liability company, (xviii) Hoy Publications, LLC, a Delaware limited liability company, (xix) Tribune Interactive, LLC, a Delaware limited liability company, (xx) Tribune 365, LLC, a Delaware limited liability company, (xxi) Tribune Content Agency, LLC, a Delaware limited liability company (formerly known as TMS News and Features, LLC), (xxii) Tribune Content Agency London, LLC, a Delaware limited liability company (formerly known as Tribune Media Services London, LLC), (xxiii) Tribune Hong Kong Limited, a private company limited by shares incorporated in Hong Kong, (xxiv) Blue Lynx Media, LLC, a Delaware limited liability company, (xxv) TCA News Service, LLC, a Delaware limited liability company, (xxvi) Capital-Gazette Communications, LLC, a Maryland limited liability company, (xxvii) Carroll County Times, LLC, a Maryland limited liability company (formerly known as Landmark Community Newspapers of Maryland, LLC), (xxviii) McClatchy / Tribune Information Services, a District of Columbia partnership, and (xxix) the issued and outstanding equity interests held directly or indirectly by Publishing Holdco of (A) CIPS Marketing Group, Inc., a California corporation, and (B) HomeFinder.com, LLC, a Delaware limited liability company.

“Publishing Pro Forma Balance Sheet” means the pro forma combined balance sheet of the Publishing Group, including the notes thereto, as of March 30, 2014, included in the Publishing Information Statement.

“Publishing Quarterly Financial Statements” has the meaning set forth in Section 7.1(b).

“Publishing Registration Rights Agreement” means the Registration Rights Agreement, effective as of the Distribution Date, by and among Publishing and certain stockholders of Publishing party thereto (after giving effect to the Distribution), substantially in the form attached hereto as Exhibit B.

“Publishing Transaction Liabilities” means 100% of the Transaction Liabilities arising from, relating to, or derivative of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Publishing Group contained in (x) the Publishing Information Statement, (y) other disclosure made to the holders of Distributing Common Stock and Distributing Warrants or (z) any filings made with the SEC in connection with the Transactions.

“Publishing Transferred Assets” means, without duplication,

(i)	any and all tangible personal property of Distributing used primarily by the Publishing Business;

(ii)	any and all Assets of Distributing with respect to Information (excluding any Information that constitutes Intellectual Property) primarily relating to the Publishing Business;

(iii)	any and all Assets of either Group with respect to the Publishing Litigation Matters (which, for the avoidance of doubt, excludes all reserve accounts of Distributing established for the payment of Allowed Claims asserted in the Bankruptcy Proceedings);

(iv)	any and all Shared Contracts or Contracts (including licenses from or to Third Parties in respect of Intellectual Property) of Distributing necessary to operate and manage the Publishing Business and used primarily by the Publishing Business, including all Shared Contracts listed on Schedule 1.1(d)(iv);

(v)	any and all Information Technology owned, leased or licensed by or to any member of Distributing that fall into in any category listed on Schedule 1.1(d)(v), excluding all Information Technology of Distributing listed on Schedule 1.1(b);

(vi)	except for any Assets specifically designated as Publishing Business Assets (disregarding this clause (vi) of the definition of Publishing Transferred Assets) or Distributing Business Assets pursuant to the terms of this Agreement, any Ancillary Agreement, any Intercompany Lease or any Intercompany Agreement listed on Schedule 2.2(b)(ii), any and all other Assets of the Distributing Group as of the Distribution Effective Time (A) reflected on the Publishing Pro Forma Balance Sheet, or (B) if acquired by, or allocated to, either Group after the date of the Publishing Pro Forma Balance Sheet, are of a nature or type that would have been reflected on the combined balance sheet of the Publishing Group if such balance sheet were prepared as of the time of the Business Separation using the same principles and accounting policies under which the Publishing Pro Forma Balance Sheet was prepared, to the extent used primarily in the operation of the Publishing Business (it being understood that (x) the Publishing Pro Forma Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Publishing Business Assets pursuant to this clause (vi) and (y) the amounts set forth on the Publishing Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amounts of such Assets that shall be included in the definition of Publishing Business Assets pursuant to this clause (vi); and

(vii)

all other Assets that are held by Distributing immediately prior to the Distribution and that (A) primarily relate to or are primarily used or held for use in the Publishing Business and (B) do not materially relate to the Distributing Business, in each case, as conducted immediately prior to the Distribution (for the avoidance of doubt, the intention of this clause (vii) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Publishing Business Asset);

provided that no Asset that is not identified on a schedule referenced in this definition shall be a Publishing Transferred Asset unless a claim with respect thereto is made by Publishing or any other member of the Publishing Group on or prior to the date that is twenty-four (24) months after the Distribution.

“Record Date” means 5:00 p.m. Eastern Time on July 28, 2014.

“Records” means documents, files and other books and records, including, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, Actions, and email files and backup tapes regarding any of the foregoing.

“Representatives” means directors, officers, employees, agents, consultants, accountants, attorneys and any other advisors, including representatives of the foregoing.

“Resolution Failure Date” has the meaning set forth in Section 11.2(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Senior Credit Facility” has the meaning set forth in the recitals.

“Shared Contracts” means agreements, arrangements, commitments or understandings, whether or not in writing, between one or more members of the Publishing Group and / or one or more members of the Distributing Group, on the one hand, and any Third Parties, on the other hand, that are used in the conduct of, or directly benefit or burden, either (i) both the Distributing Business and the Publishing Business or (ii) the Business of a Group not party thereto.

“Shared Privileges” has the meaning set forth in Section 6.8(d).

“Shared Transaction Liabilities” means the Transaction Liabilities other than the Distributing Transaction Liabilities and the Publishing Transaction Liabilities.

“Software” means all computer software, including but not limited to, application software, system software, firmware, middleware and mobile digital applications, including all source code and object code versions of any and all of the foregoing, and any backups of source code, in any and all forms and media, and all related documentation.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person, in each case, only for so long as such entity remains a Subsidiary of such Person.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, effective as of the Distribution Date, by and between Distributing and Publishing, substantially in the form attached hereto as Exhibit C.

“Third Party” means any Person that is not a Party or an Affiliate of either Party.

“Third Party Claim” has the meaning set forth in Section 10.8(a).

“Third Party Proceeds” has the meaning set forth in Section 10.5(a).

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Trademark License Agreement” means the Trademark License Agreement, effective as of immediately following the Distribution Effective Time, by and among Distributing, Tribune Broadcasting Hartford, LLC and Publishing.

“Transaction Liabilities” means any and all Liabilities (other than any Liabilities specifically designated, pursuant to the terms of this Agreement or any Ancillary Agreement, as (x) Publishing Liabilities (disregarding clause (ii) of the definition of Publishing Assumed Liabilities) or (y) Distributing Assumed Liabilities (disregarding clause (ii) of the definition thereof)) arising from, relating to, or derivative of any Action, whether commenced prior to, on or subsequent to the Distribution Effective Time, with respect to the Transactions made or brought by any Third Party against any member of either Group, including any and all Liabilities under applicable Laws (including, federal and state securities Laws) arising from, relating to, or derivative of any Action relating to any public disclosure or disclosure to the holders of Distributing Common Stock or Distributing Warrants (or absence of such disclosure) at or prior to the Distribution Effective Time by any member of either Group in connection with the Transactions.

“Transactions” means, collectively, the Business Separation, the Distribution and any other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Impediment” has the meaning set forth in Section 5.3(a).

“Transition Services Agreement” means the Transition Services Agreement, effective as of the Distribution Date, by and between Distributing and Publishing, substantially in the form attached hereto as Exhibit D.

“Unreleased Liability” has the meaning set forth in Section 5.2.

“Unreleased Person” has the meaning set forth in Section 5.2.

“Unresolved Disputes” has the meaning set forth in Section 11.2(b).

ARTICLE II

THE BUSINESS SEPARATION

Section 2.1 Business Separation. On the terms and subject to the conditions set forth in this Agreement, prior to the Distribution (but subject to Section 5.2 with respect to Unreleased Liabilities and Section 5.3 with respect to Deferred Transfer Assets and Deferred Transferred Liabilities), the transactions set forth in this Section 2.1 (collectively, the “Business Separation”) shall take place in the order provided below:

(a) Internal Reorganization. The following transactions shall be consummated at any time, and in any order, prior to the Distribution (collectively, the “Internal Reorganization”):

(i) Distributing shall, and shall cause the other members of the Distributing Group to, assign, transfer, convey and deliver to the applicable members of the Publishing Group, all of the Distributing Group’s right, title and interest in and to all of the Publishing Transferred Assets, and Distributing shall cause the applicable members of the Publishing Group to accept, assume and agree to perform, discharge and fulfill all Publishing Assumed Liabilities in accordance with their respective terms; and

(ii) Distributing shall cause the members of the Publishing Group to, assign, transfer, convey and deliver to the applicable members of the Distributing Group, all of the Publishing Group’s right, title and interest in and to all the Distributing Business Assets, and Distributing shall (or shall cause other applicable members of the Distributing Group to) accept, assume and agree to perform, discharge and fulfill all the Distributing Assumed Liabilities in accordance with their respective terms.

(b) Publishing Holdco Contribution. Following the Internal Reorganization, Distributing shall contribute all of its right, title and interest in and to all of the issued and outstanding equity interests of Publishing Holdco to Publishing (the “Publishing Holdco Contribution”).

(c) Incurrence of Borrowings. Immediately following the Publishing Holdco Contribution, Publishing shall enter into the Senior Credit Facility and incur borrowings in the amount of $350,000,000 in connection therewith.

(d) Distribution of Cash. Immediately following Publishing’s receipt of the proceeds of the borrowings under the Senior Credit Facility, Publishing shall distribute to Distributing cash in the amount of $275,000,000 from the proceeds of the borrowings under the Senior Credit Facility.

Pursuant to this Section 2.1 and unless otherwise set forth in this Agreement or any Ancillary Agreement, (x) Publishing, or a member of the Publishing Group, shall be the sole owner, and shall have exclusive right, title and interest in and to, all Publishing Business Assets and (y) Distributing, or a member of the Distributing Group, shall be the sole owner, and shall have exclusive right, title and interest in and to, all Distributing Business Assets. Pursuant to this Section 2.1 and unless otherwise set forth in this Agreement or any Ancillary Agreement, from and after the Distribution, (A) Publishing or a member of the Publishing Group shall be solely liable for, and shall faithfully perform, fulfill and discharge fully in due course in accordance with their respective terms, all Publishing Liabilities and (B) Distributing or a member of the Distributing Group shall be solely liable for, and shall faithfully perform, fulfill and discharge fully in due course in accordance with their respective terms, all Distributing Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Distribution, (iii) where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by any member of the Distributing Group or the Publishing Group or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Distributing Group or the Publishing Group, as the case may be) and (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise.

Section 2.2 Intercompany Arrangements.

(a) Contemporaneously with the Publishing Holdco Contribution, to the extent not previously effected pursuant to the Internal Reorganization, except as set forth in Section 2.2(b), in furtherance of the releases and other provisions of Section 10.1, Publishing, on behalf of itself and each other member of the Publishing Group, on the one hand, and Distributing, on behalf of itself and each other member of the Distributing Group, on the other hand, shall terminate, effective as of the Distribution Effective Time, any and all Intercompany Agreements in effect as of the Distribution Date and shall settle, or cause to be settled, all Intercompany Accounts on or prior to the Distribution Effective Time. No such terminated Intercompany Agreements (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.2(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof) or Intercompany Accounts: (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated to survive hereby or thereby, including the Implementation Documents), (ii) the leases, subleases and other agreements, together with any amendments and modifications thereto, pursuant to which a member of the Distributing Group conveys to a member of the Publishing Group a leasehold interest in real property, each of which is described on Schedule 2.2(b)(i) (collectively, the “Intercompany Leases”), (iii) the Intercompany Agreements listed on Schedule 2.2(b)(ii) and (iv) any outstanding intercompany trade receivables or payables incurred in the ordinary course of business that are reflected in the books and records of the Groups or otherwise documented in writing in accordance with past practices.

(c) Upon the request of either Party following the Distribution Date, the other Party shall, and shall cause the members of its Group to, negotiate in good faith to enter into a separate

Contract on arms-length terms with respect to the subject matter of any Intercompany Agreement that Distributing determines in good faith was inadvertently terminated pursuant to Section 2.2(a).

(d) Effective as of the Distribution Date, other than (x) as expressly provided in this Agreement or the Ancillary Agreements and (y) any Shared Contract included in the Publishing Transferred Assets, including any Shared Contract listed on Schedule 1.1(d)(iv), the members of the Publishing Group shall no longer receive any benefits or have any obligations under any of the Shared Contracts. Effective as of the Distribution Date, other than as expressly provided in this Agreement or the Ancillary Agreements, the members of the Distributing Group shall no longer receive any benefits or have any obligations under any of the Shared Contracts included in the Publishing Transferred Assets, including any Shared Contract listed on Schedule 1.1(d)(iv).

Section 2.3 Resignation. On or prior to the Distribution Date:

(a) Distributing shall deliver to Publishing the resignation or evidence of removal, effective as of the Distribution Date, of each Person who is an officer or a director of any member of the Publishing Group immediately prior to the Distribution Date and who will be an employee or officer of any member of the Distributing Group immediately after the Distribution Date; and

(b) Publishing shall deliver to Distributing the resignation or evidence of removal, effective as of the Distribution Date, of each Person who is an officer or a director of any member of the Distributing Group immediately prior to the Distribution Date and who will be an employee or officer of any member of the Publishing Group immediately after the Distribution Date.

ARTICLE III

CONDITIONS TO DISTRIBUTION

Section 3.1 Sole Discretion of Distributing. Notwithstanding anything to the contrary set forth in this Agreement or in any Ancillary Agreement, until the consummation of the Distribution:

(a) Distributing shall have the sole discretion to determine the Record Date, the Distribution Date and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution; and

(b) Distributing, in its sole and absolute discretion, may at any time and from time to time, decide to abandon the Distribution, or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution.

Section 3.2 Other Conditions to Distribution.

(a) The Conditions. The obligation of Distributing to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by Distributing, in its sole and absolute discretion, of each of the following conditions:

(i) the Distributing Board shall have given its final approval of the Distribution and all related transactions (and such approval shall not have been withdrawn, whether before or after declaration of the Distribution), and the Distributing Board shall have declared the Distribution, in each case, in its sole and absolute discretion;

(ii) the Business Separation and the other transactions contemplated by Article II shall have been consummated in accordance with this Agreement and the Implementation Documents;

(iii) Distributing shall have received a private letter ruling (the “PLR”) from the Internal Revenue Service in a form satisfactory to Distributing in its sole and absolute discretion, to the effect that, among other things, the relevant aspects of the Business Separation and Distribution will qualify for non-recognition of gain or loss to Distributing, Publishing and their respective stockholders, warrantholders and Subsidiaries under Sections 368(a)(1)(D), 355 and 361 of the Code, except to the extent of cash received in lieu of fractional shares, and such PLR shall not have been revoked or materially amended;

(iv) Distributing shall have received an opinion from Debevoise & Plimpton LLP, in form and substance satisfactory to Distributing in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the relevant aspects of the Business Separation and the Distribution will qualify for non-recognition of gain or loss to Distributing, Publishing and their respective stockholders, warrantholders and Subsidiaries pursuant to Sections 368(a)(1)(D), 355 and 361 of the Code, except to the extent of cash received in lieu of fractional shares;

(v) the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Distribution;

(vi) the Publishing Information Statement shall have been delivered to holders of Distributing Common Stock and Distributing Warrants as of the close of business on the Record Date (the “Distributing Record Holders”), which for purposes of this Section 3.2(a)(vi) includes electronic delivery where not prohibited by Law;

(vii) the actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the U.S. (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Publishing Information Statement) shall have been taken, and, where applicable, have become effective or been accepted, each as the case may be;

(viii) the Parties shall have taken, or caused to be taken, all necessary actions so that, as of the Distribution Date, the officers and directors of Publishing will be as set forth in the Publishing Information Statement;

(ix) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition, which, if in effect, would prevent the consummation of the Transactions, materially limit the benefits of the Transactions for Distributing and the holders of Distributing Common Stock and Distributing Warrants, or otherwise make the consummation of the Transactions inadvisable as determined by the Distributing Board, shall have been threatened or be in effect; and

(x) no other events or developments shall have occurred, or failed to occur, subsequent to the date of this Agreement that, in the judgment of the Distributing Board, would prevent the consummation of the Transactions, materially limit the benefits of the Transactions for Distributing and the holders of Distributing Common Stock and Distributing Warrants, or otherwise make the consummation of the Transactions inadvisable as determined by the Distributing Board.

(b) Conditions for the Sole Benefit of Distributing. Each of the foregoing conditions is for the sole benefit of Distributing and not for the benefit of any other Person and shall not give rise to or create any duty on the part of Distributing or the Distributing Board to waive or not waive any such condition or in any way limit Distributing’s right to terminate this Agreement as set forth in Article XIII or alter the consequences of any such termination from those specified in Article XIII. Distributing may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by Distributing, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the Parties.

ARTICLE IV

DISTRIBUTION

Section 4.1 Distribution. Upon the terms and subject to the conditions of this Agreement, on a date determined by the Distributing Board in its sole and absolute discretion, Distributing shall distribute all of its right, title and interest in and to 98.5% of the issued and outstanding Publishing Common Stock to the Distributing Record Holders on a pro rata basis, based on the number of shares of Distributing Common Stock and/or Distributing Warrants held by each Distributing Record Holder on the Record Date (the “Distribution” and, the date on which the Distribution occurs, the “Distribution Date”).

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Implementation Documents. In order to effectuate the Transactions, each of Distributing and Publishing and the applicable members of their respective Groups shall execute and deliver, or cause to be executed and delivered, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Implementation Documents”) as and to the extent necessary to effect such transactions.

Section 5.2 Unreleased Liabilities. If at any time after the consummation of the Distribution, any member of the Distributing Group shall remain obligated to any Third Party in respect of any Publishing Liability or any member of the Publishing Group shall remain obligated to any Third Party in respect of any Distributing Liability, in each case, as guarantor, assignor, original tenant, primary obligor or otherwise, the following provisions shall apply. Any Liability referred to in this Section 5.2 is hereinafter referred to as an “Unreleased Liability” and any Person remaining obligated for such Liability is hereinafter referred to as an “Unreleased Person.”

(a) Nothing in this Agreement shall release any Unreleased Person with respect to any obligation to any applicable Third Party for such Unreleased Liability to the extent provided in the relevant Contract, applicable Law or other source of such Unreleased Liability; provided, that such Unreleased Person shall be entitled to indemnification pursuant to Section 10.4.

(b) The Parties shall continue on and after the Distribution Effective Time to use commercially reasonable efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities.

(c) If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant Party shall promptly execute and deliver, or cause to be promptly executed and delivered, all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

Section 5.3 Deferred Transfers.

(a) If and to the extent that the transfer, assignment or novation to the Publishing Group of any Publishing Business Assets or Publishing Liabilities, or to the Distributing Group of any Distributing Business Assets or Distributing Liabilities, would be a violation of applicable Law or require any Consent or Governmental Approval or the fulfillment of any condition that cannot be fulfilled by the applicable member of the Publishing Group or the Distributing Group (the “Transfer Impediments,” which, for the avoidance of doubt, shall not include any purely monetary condition to the extent the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the applicable transferee), then the transfer, assignment or novation to the transferee or assignee of such Publishing Business Assets or Publishing Liabilities or Distributing Business Assets or Distributing Liabilities shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all Transfer Impediments have been removed. Any such Liability shall be deemed a “Deferred Transfer Liability” and any such Asset shall be deemed a “Deferred Transfer Asset.”

(b) If the transfer or assignment of any Deferred Transfer Asset or assumption of any Deferred Transfer Liability is not consummated prior to or during the Distribution, whether as a result of the provisions of Section 5.3(a) or for any other reason, then, insofar as reasonably possible, (i) the Person retaining such Deferred Transfer Asset shall thereafter hold such Deferred Transfer Asset for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto) and (ii) the Person intended to assume such Deferred Transfer Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Person retaining such Deferred Transfer Liability for all amounts paid or incurred in connection with the retention of such Deferred Transfer Liability. In addition, the Person retaining such Deferred Transfer Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to which such Deferred Transfer Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Deferred Transfer Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Deferred Transfer Asset, including, possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Asset, are to inure from and after the Distribution Effective Time to the member or members of the Publishing Group or the Distributing Group entitled to the receipt of such Deferred Transfer Asset.

(c) If and when all Transfer Impediments which caused the deferral of transfer of any Deferred Transfer Asset or Deferred Transfer Liability pursuant to Section 5.3(a) are removed, the transfer, assignment or novation of the applicable Deferred Transfer Asset or Deferred Transfer Liability shall be effected promptly in accordance with and subject to the terms of this Agreement and any applicable Ancillary Agreement or Implementation Document.

(d) The Person retaining any Deferred Transfer Asset or Deferred Transfer Liability due to the deferral of the transfer or assignment of such Deferred Transfer Asset or the deferral of the assumption of such Deferred Transfer Liability pursuant to Section 5.3(a) or otherwise shall continue on and after the Distribution Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, that such Person shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed or agreed in advance to be reimbursed by the Person entitled to such Deferred Transfer Asset or the Person intended to be divested of such Deferred Transfer Liability.

(e) Any Deferred Transfer Asset shall be deemed to have been contributed, distributed, assigned, transferred, conveyed, licensed or delivered pursuant to this Section 5.3 at the time such transfer should have occurred pursuant to Section 2.1 in the absence of the Transfer Impediments upon its actual contribution, distribution, assignment, transfer, conveyance, license or delivery to the applicable Group as contemplated in Section 5.3. Any Deferred Transfer Liability shall be deemed to have been accepted or assumed pursuant to this

Section 5.3 at the time such assumption should have occurred pursuant to Section 2.1 in the absence of the Transfer Impediments upon its actual acceptance or assumption by the applicable Group as contemplated in Section 5.3.

(f) Any Deferred Transfer Asset or Deferred Transfer Liability shall be treated, for all Tax purposes, as (i) owned by the Person to which such Asset was intended to be transferred or by the Person which was intended to assume such Liability, as the case may be, from and after the Distribution Effective Time, (ii) having not been owned by the Person retaining such Asset or Liability, as the case may be, at any time from and after the Distribution Effective Time, and (iii) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Person from and after the Distribution Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Person. The Parties shall not, and shall cause the members of their respective Groups not to, take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, such Parties shall provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

Section 5.4 Transfers of Assets or Liabilities Following the Distribution. Subject to Section 5.3, if at any time during or after the consummation of the Distribution, any member of the Distributing Group or the Publishing Group shall receive or otherwise possess any Asset or incur any Liability that is allocated to a member of the other Group pursuant to this Agreement or an Ancillary Agreement, such Person shall, in accordance with the terms hereof, promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor, and such other Person shall accept or assume, or cause to be accepted or assumed, such Asset or Liability (for no further consideration other than that set forth in this Agreement or such Ancillary Agreement). Prior to such transfer, such Asset or Liability shall be held in the same manner as Deferred Transfer Assets or Deferred Transfer Liabilities shall be held in accordance with Section 5.3.

Section 5.5 Intellectual Property. Except as specifically provided in the Ancillary Agreements, after the Distribution Effective Time, no member of one Group may use any Intellectual Property owned by any member of the other Group, except as permitted under applicable Law or subsequent agreement in writing between the applicable parties. Notwithstanding the foregoing or anything in the Ancillary Agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to any Mark of a member of the other Group from materials already in the rightful possession of customers or other Third Parties as of the Distribution Effective Time.

Section 5.6 Certain Matters Governed Exclusively by Ancillary Agreements.

(a) Effective on the Distribution Date, the Parties shall, and shall cause applicable members of their respective Groups to, execute and deliver the Ancillary Agreements.

(b) Each of Distributing and Publishing agrees on behalf of itself and members of its Group that, except as otherwise expressly provided for in this Agreement or any Ancillary Agreement, (i) the Tax Matters Agreement shall exclusively govern all matters relating to Taxes between such parties, including with respect to access and cooperation, (ii) the Employee Matters Agreement shall exclusively govern all matters relating to the separation of employees and other employee-related matters identified therein between such parties, including with respect to access and cooperation, and (iii) the other Ancillary Agreements shall exclusively govern those matters subject to such agreements.

Section 5.7 Disclaimer of Representations and Warranties.

(a) Distributing (on behalf of itself and each member of the Distributing Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Distributing Business Assets or Distributing Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any Distributing Business Asset or Distributing Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Distributing Business Asset, including, any accounts receivable of any Person, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Distributing Business Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b) Publishing (on behalf of itself and each member of the Publishing Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Publishing Business Assets or Publishing Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any Publishing Business Asset or Publishing Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Publishing Business Asset, including, any accounts receivable of any Person, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any Publishing Business Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(c) EXCEPT AS MAY EXPRESSLY BE SET FORTH IN ANY ANCILLARY AGREEMENT, EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.” EXCEPT AS MAY EXPRESSLY BE SET FORTH IN ANY ANCILLARY AGREEMENT, NONE OF THE PARTIES OR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY ASSET TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING, ANY WARRANTY OF CONDITION, MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, NONINFRINGEMENT, OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 5.8 Director and Officer Indemnification. For six (6) years from and after the Distribution Date, each of Distributing and Publishing shall cause the certificate of incorporation and bylaws (or equivalent organizational or governing documents) of each member of its Group to contain (and shall use commercially reasonable efforts to cause any member of its Group to cause its organizational or governing documents, after it ceases to be a member of its Group, to continue to contain) provisions with respect to the indemnification, exculpation or expense advancement of its current and former (as of the Distribution Date) directors and officers with respect to claims arising out of matters, acts or omissions occurring on or prior to the Distribution Date (whether commenced before or after the Distribution Date) that are no less favorable to such current and former directors and officers than the provisions set forth in the certificate of incorporation and bylaws (or equivalent organizational or governing documents) of such member of its Group as of the Distribution Date. Publishing shall obtain run-off “tail” insurance policies for its current and former (as of the Distribution Date) directors and officers who are currently covered by Distributing’s directors’ and officers’ liability insurance and/or fiduciary liability insurance policies in effect on the date of this Agreement with respect to claims arising during, or occurring or attributable to, the period on or prior to the Distribution Date, which has an effective term of six (6) years from the Distribution Date and contains terms that are no less favorable than those of Distributing’s directors’ and officers’ liability insurance and/or fiduciary liability insurance policies in effect on the date of this Agreement.

Section 5.9 Letters of Credit. Immediately following the Distribution Date, Publishing shall, (a) arrange for substitute letters of credit, Publishing guarantees and other obligations to replace any letters of credit, guarantees, surety bonds, performance bonds and other contractual obligations set forth on Schedule 5.9 (collectively, the “Letters of Credit”) that are outstanding as of immediately prior to the Distribution or (b) obtain from the applicable creditors or other counterparties full releases of the Letters of Credit. Publishing further agrees that to the extent that the beneficiary or counterparty under any such Letter of Credit does not accept any such substitute letter of credit, Publishing guarantee or other obligation proffered by Publishing, Publishing shall indemnify, defend and hold harmless Distributing against, and reimburse Distributing for, any and all amounts paid, including costs or expenses in connection with such Letter of Credit, including Distributing’s reasonable and documented out-of-pocket expenses in maintaining such Letter of Credit, whether or not any such Letter of Credit is drawn upon or required to be performed, and shall in any event promptly reimburse Distributing to the extent any such Letter of Credit is called upon and Distributing or any other member of the Distributing Group makes any payment or is obligated to reimburse the party issuing such Letter of Credit. With respect to any beneficiary in liquidation, other arrangements regarding expenses to maintain such Letter of Credit may be mutually agreed upon by Distributing and Publishing.

Section 5.10 Affiliate Agreement. Distributing shall use commercially reasonable efforts to maintain in effect the Amended and Restated CareerBuilder-Tribune Interactive Affiliate Agreement (as may be amended, modified or supplemented, the “Modified Affiliate Agreement”) for the benefit of Publishing for as long as possible to the extent permitted under the Modified Affiliate Agreement, provided that nothing in this Section 5.10 or in any Intercompany Agreement listed on Schedule 2.2(b)(ii) shall be deemed to (a) require Distributing to directly or indirectly acquire any additional shares of Publishing Common Stock or other equity interests of any member of the Publishing Group, (b) restrict any member of the Distributing Group from selling, transferring or otherwise disposing of all or any portion of its equity interests in CareerBuilder, LLC (“CareerBuilder”) or (c) supersede, modify or otherwise limit any rights of any member of the Distributing Group under any Contract that any member of the Distributing Group has entered into, or will enter into, with CareerBuilder or any other Contract relating to Distributing’s direct or indirect equity interests in CareerBuilder. The Parties shall, and shall cause applicable members of their respective Groups to, take any actions and perform any obligations with respect to the Modified Affiliate Agreement as agreed to by Distributing and Publishing.

ARTICLE VI

CONFIDENTIALITY; EXCHANGE OF INFORMATION

Section 6.1 Agreement for Exchange of Information; Archives.

(a) Except in the case of an Action or threatened Action by any Person in one Group against any Person in the other Group, and subject to Section 6.1(b), each Party shall provide, or cause to be provided, to any other Party or any member of its Group, at any time before or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, all Information in the possession or under the control of its Group (and access to employees of its Group during normal business hours and upon reasonable notice in connection with the discussion and explanation of such Information), which any member of the other Party’s Group reasonably requests and is necessary (i) to comply with reporting, disclosure, filing or other requirements under applicable Law or imposed by any national securities exchange or any Governmental Authority having jurisdiction over such Person, (ii) for use in any other Action or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 6.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) Subject to the last sentence of this Section 6.1(b), in the event that either Distributing or Publishing, as applicable, reasonably determines that the exchange of any Information pursuant to Section 6.1(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party or any member of such other Party’s Group; provided, that the Parties shall take all commercially reasonable measures to permit the compliance with Section 6.1(a) in a manner that avoids any such harm or consequence. Both Distributing and Publishing intend that any provision of access to or the furnishing of Information pursuant to this Section 6.1 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) The Party requesting Information shall reimburse the other Party for the reasonable out-of-pocket costs and expenses, if any, in complying with a request for Information pursuant to this Article VI.

Section 6.2 Ownership of Information. Except as otherwise provided in the Ancillary Agreements, all Information owned by one Group that is provided to the other Group hereunder shall be deemed to remain the property of the providing Person and nothing in this Article VI shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.3 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, except as otherwise expressly provided in any Ancillary Agreement, (i) each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts to retain all Information in accordance with their respective record retention policies and procedures as in effect as of the Distribution Effective Time and (ii) no Party shall destroy, or permit any member of its Group to destroy, any Information which any member of the other Group may have the right to obtain pursuant to this Agreement prior to the earlier of the period in the retention policy of Distributing or the fifth (5th) anniversary of the Distribution Date without first providing the other Party with at least thirty (30) days’ prior notice of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.

(b) Each of the Parties shall, and shall cause the members of its respective Group to, use commercially reasonable efforts to deliver to the other Party or the applicable members of such other Party’s Group (i) on or prior to the Distribution Date, any and all original organizational documents that such Party or any member of its Group has in its possession primarily relating to the Business of the other Party’s Group, (ii) on or prior to the Distribution Date, originals of any and all Records that any member of its Group knowingly has in its possession or control, whether in paper or electronic format, in each case relating primarily to the Business of the other Party’s Group, and (iii) at such other Party’s expense, as soon as reasonably practicable following their discovery, originals of any materials described in (i) and (ii) above which it or any member of its Group discovers are in its possession or control following the consummation of the Distribution; provided, that with respect to clauses (i), (ii) and (iii) of this Section 6.3(b), the Person providing such Records may retain copies of any such Records that relate to its Business.

Section 6.4 Production of Witnesses; Records; Cooperation.

(a) After the Distribution Date, but only with respect to a Third Party Claim, each of Distributing and Publishing shall, and shall cause the other members of its Group to, use commercially reasonable efforts to, make available, upon written request, their former, current and future directors, officers, employees, other personnel and agents (whether as witnesses or otherwise) and any books, records or other documents within their control or that they otherwise have the ability to make available, to the extent that each such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which any member of the Distributing Group or any member of the Publishing Group, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Person shall bear all out-of-pocket costs and expenses in connection therewith.

(b) Distributing and Publishing shall, and shall cause the other members of its Group to, use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions involving each other’s Group, other than an Action against the other Group.

(c) The obligation of Distributing and Publishing to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 6.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall, with respect to a Third Party Claim only, include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of Distributing and Publishing agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any Person of its Group based on such Person’s provision of assistance or information to the other Group pursuant to this Section 6.4 and in accordance with applicable Law and Third Party confidentiality obligations.

(d) Upon the reasonable request of the other Party, each Party shall, and shall cause all other relevant members of its respective Group to, enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

Section 6.5 Confidential Information.

(a) Subject to Section 6.6, each of Distributing and Publishing, on behalf of itself and each Person in its respective Group, shall hold, and cause its and their respective Representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Effective Time (but in no event less than a reasonable degree of care), all Information concerning the other Group or the Business of the other Group that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement or in connection with the Transactions (any such Information, subject to the following sentence, “Confidential Information”), and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, Confidential Information shall not include Information that is (i) in the public domain through no fault of any member of the Distributing Group or the Publishing Group, as applicable, or any of their respective Representatives, (ii) later lawfully acquired by any member of the Distributing Group or the Publishing Group, as applicable, or any of their respective Representatives, from other sources not known by the Publishing Group or the Distributing Group, as applicable, to be bound by a confidentiality obligation to the Publishing Group or the Distributing Group, as applicable, or (iii) independently developed by any member of the Distributing Group or the Publishing Group, as applicable, or any of their respective Representatives, without reference to any Confidential Information of the Distributing Group or the Publishing Group, as applicable. Notwithstanding the foregoing, (A) each Group may release or disclose, or permit to be released or disclosed, any such Confidential Information concerning the other Group to their Representatives who need to know such Confidential Information (who shall be advised of the obligations hereunder with respect to such Confidential Information); provided, that the Parties shall be responsible for any breach of this Article VI by the Representatives of their respective Group and (B) members of either Group may disclose Confidential Information to the extent required to fulfill their SEC filing obligations and shall not be required to comply with the procedures set forth in Section 6.6 with respect to such disclosure.

(b) Each Party shall maintain and develop, and shall cause the members of its respective Group to maintain and develop, such policies and procedures, necessary or appropriate, to ensure compliance with Section 6.5(a).

(c) Without limiting the foregoing, when any Confidential Information concerning the other Group or its Business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of Distributing and Publishing shall, and shall cause the members of its respective Group to, promptly after request of the other Party or the members of such other Party’s Group, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems or one copy retained to the extent required by Law, regulation or a bona fide document retention policy).

Section 6.6 Protective Arrangement. If either Party or any member of its Group or any of its or their respective Representatives either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of such other Party’s Group), such first Party shall, or shall cause the applicable member of its Group to, or shall use commercially reasonable efforts to cause its Representatives to, give the other Party prompt, to the extent legally permitted and reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information may furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.

Section 6.7 Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.8 Privileged Matters. To allocate the interests of each Party in the Information as to which either Party is entitled to assert a privilege in connection with professional services that have been provided prior to the Distribution Effective Time for the collective benefit of each of the members of the Distributing Group and the members of the Publishing Group, whether or not such a privilege exists or the existence of which is in dispute, the Parties agree as follows:

(a) Subject to Section 6.8(c), the Distributing Group shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Distributing Business and not to the Publishing Business, whether or not the privileged Information is in the possession of or under the control of members of the Distributing Group or the Publishing Group. The Distributing Group also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which the applicable member of the Distributing Group reasonably anticipates may become, a Distributing Liability and that is not also, or that the applicable member of the Distributing Group reasonably anticipates will not become, a Publishing Liability, whether or not the privileged Information is in the possession of or under the control of members of the Distributing Group or the Publishing Group.

(b) Subject to Section 6.8(c), the Publishing Group shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Publishing Business and not to the Distributing Business, whether or not the privileged Information is in the possession of or under the control of members of the Distributing Group or the Publishing Group. The Publishing Group also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which the applicable member of the Publishing Group reasonably anticipates may become, a Publishing Liability and that is not also, or that the applicable member of the Publishing Group reasonably anticipates will not become, a Distributing Liability, whether or not the privileged Information is in the possession of or under the control of members of the Distributing Group or the Publishing Group.

(c) Distributing shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Transactions, it being understood and agreed that the expectation and intention as between Distributing and Publishing with respect to any communications between advisors to Distributing and Publishing occurring up to and including the Distribution Date in connection with the Transactions are that the privilege and the expectation of client confidence belong exclusively to Distributing.

(d) Subject to the restrictions in this Section 6.8, Distributing and Publishing agree that both Groups shall have equal right to assert all privileges not allocated pursuant to the terms of Section 6.8(a), Section 6.8(b) or Section 6.8(c) with respect to Information as to which the members of both the Distributing Group and the Publishing Group may assert a privilege (“Shared Privileges”).

(e) Each Party shall ensure that no member of its Group may waive any Shared Privilege, without the written consent of the other Party or the applicable member of such other Party’s Group which shall not be unreasonably withheld or delayed.

(f) In the event of an Action between one or more members of the Publishing Group, on the one hand, and one or more members of the Distributing Group, on the other hand, the applicable members of each Group shall have the right to use any Information that may be subject to a Shared Privilege, without obtaining the consent of the applicable members of the other Group, it being understood and agreed that the use of Information with respect to the Action or other dispute between the members of the Publishing Group, on the one hand, and the members of the Distributing Group, on the other hand, shall not operate as or be used by either Group as a basis for asserting a waiver of such Shared Privilege with respect to Third Parties.

(g) If a dispute arises between any member of the Publishing Group, on the one hand, and any member of the Distributing Group, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interest of either Group, each Party agrees that it shall, and shall cause the members of its respective Group to, negotiate in good faith and endeavor to minimize any prejudice to the rights of the other Group, and shall not unreasonably withhold consent to any request for waiver by the other Group. Each Party specifically agrees that it shall, and shall cause the members of its respective Group to, not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h) Upon receipt by either Party or by any member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a Shared Privilege or as to which the other Party or a member of such other Party’s Group has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such Party shall, and shall cause the members of its respective Group to, promptly notify the other Party or the applicable member of such other Party’s Group of the existence of the request and shall provide the other Party or the applicable member of such other Party’s Group a reasonable opportunity to review the Information and to assert any rights it or any member of its Group may have under this Section 6.8 or otherwise to prevent the production or disclosure of such privileged Information. Each Group shall bear its own expenses in connection with any such request.

(i) The transfer of all Records and other Information and each Group’s retention of Records and other Information which may include privileged Information of the other pursuant to this Agreement is made in reliance on the agreement of the Parties, as set forth in this Article VI, to, and to cause the members of their respective Groups to, maintain the confidentiality of the Information and to assert and maintain all applicable privileges. The access to Information being granted and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts contemplated hereby, and the transfer of privileged Information between and among the Parties and members of their respective Groups pursuant hereto shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE VII

FINANCIAL AND OTHER INFORMATION

Section 7.1 Financial and Other Information.

(a) During the period beginning on the Distribution Date and ending following a reasonable period of time after the end of the first full fiscal year following the Distribution Date as required for any member of either Group to prepare consolidated financial statements (including presenting the operations of the Publishing Business distributed as discontinued operations) or complete a financial statement audit for the fiscal year during which the Distribution Date occurs (the “Overlapping Fiscal Year”), each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to cooperate with any requests from any member of the other Group, in each case to enable the requesting Person to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting Person’s auditors to timely complete their integrated audit of the annual financial statements and internal control over financial reporting.

(b) During the Overlapping Fiscal Year, as soon as practicable, and in any event no later than the earlier of (x) thirty-five (35) days after the end of the applicable fiscal quarter, (y) five (5) days before Distributing is required to post, pursuant to the Plan of Reorganization, its existing financing instruments or, if applicable, SEC filing requirements, its quarterly financial statements and (z) five (5) days before Publishing publicly files its first quarterly report with the SEC that includes its consolidated financial statements for such fiscal quarter (the “Publishing Quarterly Financial Statements”), Publishing shall deliver to Distributing the substantially final draft of the Publishing Quarterly Financial Statements. Following such delivery, (i) Publishing and Distributing shall actively consult with each other regarding any changes (whether or not substantive) which Publishing may consider making to the Publishing Quarterly Financial Statements, with particular focus on any changes which would have any effect upon Distributing’s financial statements or related disclosures and (ii) Publishing shall deliver all material revisions to such drafts as soon as any such revisions are prepared or made. The substantially final draft (including any revisions resulting from the prior sentence) of the Publishing Quarterly Financial Statements shall be certified by the chief financial officer of Publishing as presenting fairly, in all material respects, the financial condition and results of operations of the Publishing Group.

(c) As soon as practicable, and in any event no later than the earlier of (x) sixty-five (65) days after the end of the applicable fiscal year, (y) ten (10) days before Distributing is required to post, pursuant to the Plan of Reorganization, its existing financing agreements or, if applicable, SEC filing requirements, its annual financial statements for the Overlapping Fiscal Year and (z) ten (10) days before Publishing publicly files its first annual report with the SEC that includes its audited consolidated financial statements for the Overlapping Fiscal Year (the “Publishing Annual Financial Statements”), Publishing shall deliver to Distributing the substantially final draft of the Publishing Annual Financial Statements. Following such delivery, (i) Publishing and Distributing shall actively consult with each other regarding any changes (whether or not substantive) which Publishing may consider making to the Publishing Annual Financial Statements, with particular focus on any changes which would have any effect upon

Distributing’s financial statements or related disclosures and (ii) Publishing shall deliver all material revisions to such drafts as soon as any such revisions are prepared or made. The substantially final draft (including any revisions resulting from the prior sentence) of the Publishing Annual Financial Statements shall be certified by the chief financial officer of Publishing as presenting fairly, in all material respects, the financial condition and results of operations of the Publishing Group.

(d) With respect to Public Filings (as defined below) (i) by Distributing, until the date on which its annual financial statements for the Overlapping Fiscal Year are posted, and (ii) by Publishing, until the date on which the Publishing Annual Financial Statements are filed, Publishing and Distributing shall cooperate fully, and shall cause their respective accountants to cooperate fully, to the extent requested by the other, in the preparation of such other Person’s public earnings release, annual report on Form 10-K, annual financial statements, quarterly reports on Form 10-Q, quarterly financial statements, current reports on Form 8-K and other proxy, information and registration statements, reports, notices, prospectuses and filings made with the SEC or any national securities exchange or otherwise made publicly available (collectively, the “Public Filings”). Publishing and Distributing agree to provide each other all Information that the other reasonably requests in connection with any Public Filings or that, in either such Person’s judgment, is required to be disclosed or incorporated by reference therein under any Law. Such Information shall be provided by such Person in a timely manner to enable such other Person to prepare, print and release all Public Filings on such dates as such Person shall determine. Publishing and Distributing shall use their reasonable best efforts to cause their respective auditors to consent to any reference to them as experts in any Public Filings required under any Law. If and to the extent requested by either Publishing or Distributing, such other Person shall diligently and promptly review all drafts of such Public Filings.

(e) To the extent it relates to a pre-Distribution Effective Time period, Publishing and Distributing shall each authorize its respective auditors to make available to the other Party’s auditors both the personnel who performed or are performing the annual audit of the providing Party and work papers related to the annual audit of the providing Party, in all cases within a reasonable time prior to the opinion date of such other Party’s auditors, so that such other Party’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of the providing Party’s auditors as it relates to such other Party’s auditors’ report on such other Party’s annual financial statements and internal control over financial reporting, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of such other Party’s audited annual financial statements.

(f) To the extent it relates to a pre-Distribution Effective Time period, Publishing and Distributing shall each provide access to personnel and Records of members of its respective Group to the other Party’s auditors and management so that such other Party may conduct reasonable audits relating to the financial statements provided by the providing Party pursuant to the provisions of this Section 7.1.

(g) To the extent it relates to a pre-Distribution Effective Time period, (i) each of the Parties shall give the other Party as much prior notice as is reasonably practicable of any changes to, or proposed determination of, its accounting estimates or accounting principles from those in effect as of immediately prior to the Distribution Effective Time or of any other action with regard to its accounting estimates or accounting principles or previously reported financial results which may affect the other Party’s financial results, (ii) each of the Parties will consult with the other and, if requested by the Party contemplating such changes, with such Party’s auditors and (iii) unless required by generally accepted accounting principles, Law or a Governmental Authority, Publishing shall not make such determination or changes which would affect Distributing’s previously reported financial results without Distributing’s prior written consent, which shall not be unreasonably withheld. Further, Publishing will give Distributing prompt notice of any amendments or restatements of accounting statements with respect to the pre-Distribution Effective Time period, and will provide Distributing with access as provided in Article VII as promptly as possible such that Distributing will be able to satisfy its financial reporting requirements.

(h) Until the end of the Overlapping Fiscal Year, Publishing shall, and shall cause each member of its Group to, maintain a fiscal year that commences and ends on the same calendar days as Distributing’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Distributing’s monthly accounting periods commence and end.

(i) Each Party agrees and acknowledges, on behalf of itself and members of its Group, that it is aware and will advise its Representatives who receive information provided hereunder and are otherwise not aware, that (i) the information provided hereunder may contain material, non-public information concerning the other Party or member of such other Party’s Group and (ii) United States securities laws prohibit any person who has material non-public information concerning a publicly traded Person from purchasing or selling securities of such Person, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 7.2 Sarbanes-Oxley Section 404 Compliance. Following the Distribution, Distributing shall continue to provide access to the applicable members of the Publishing Group and, to the extent applicable as determined by Distributing’s registrant status with the SEC, Publishing shall continue to provide access to the applicable members of the Distributing Group, in each case, on a timely basis to all Information reasonably required to meet each such member’s schedule for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Group, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, Distributing and, to the extent applicable as determined by Distributing’s registrant status with the SEC, Publishing will provide all required financial and other Information with respect to itself and members of its respective Group (including access to personnel and Records) to the auditors and management of the applicable members of the other Group in a sufficient and reasonable time and in sufficient detail to permit such auditors and management to complete the Internal Control Audit and Management Assessments.

ARTICLE VIII

INSURANCE

Section 8.1 Insurance Matters.

(a) Publishing does hereby, for itself and each other member of the Publishing Group, agree that no member of the Distributing Group or any Distributing Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of the Distributing Group as in effect at any time prior to the Distribution Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, any professional or other advice with respect to the initial policies for Publishing, any handling of claims for Publishing, or any oversight or advice with respect to risk management or other insurance-related issues; provided, that this Section 8.1(a) shall not negate Distributing’s agreement under Section 8.1(b).

(b) Distributing acknowledges that Publishing and the other members of the Publishing Group as of the Distribution Effective Time have or may have certain interests and rights as insureds or beneficiaries or in other capacities under occurrence-based insurance policies and programs (and under claims-made policies and programs but only to the extent that a claim has been properly noticed thereunder prior to the Distribution Effective Time) of Distributing or a member of the Distributing Group in respect of the period prior to the Distribution Effective Time, and that those interests and rights survive the Distribution Effective Time; provided, that the interests and rights of Publishing and the other members of the Publishing Group shall be subject to the terms and conditions of such insurance policies and programs, including any limits on coverage or scope, any deductibles and other fees and expenses and Distributing’s allocation of the cost of claims to its business units, including Publishing, according to any allocation program in effect as of the Distribution Effective Time, and shall be subject to the following additional conditions:

(i) Publishing shall report to the applicable insurance carriers, on behalf of itself and other members of the Publishing Group, as promptly as practicable claims in accordance with the Distributing Group’s claim reporting procedures in effect immediately prior to the Distribution Effective Time (or in accordance with any modifications to such procedures after the Distribution Effective Time communicated by Distributing to Publishing in writing);

(ii) Publishing and the other members of the Publishing Group shall indemnify, hold harmless and reimburse Distributing and the other members of the Distributing Group for any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, claim expenses and claim handling fees or other charges allocated to members of the Publishing Group pursuant to any allocation program maintained by the Distributing Group in effect as of the Distribution Effective Time; and

(iii) Publishing shall, and shall cause other members of the Publishing Group to, cooperate and assist with Distributing and other members of the Distributing Group and share such information as is reasonably necessary in order to permit Distributing and members of the Distributing Group to manage and conduct the insurance matters contemplated by this Article VIII, including, without limitation, the production of witnesses in accordance with Section 6.4;

provided that, for the avoidance of doubt, nothing in this Section 8.1(b) shall require Distributing to report any claims, or otherwise act as an intermediary, on behalf of Publishing with respect to any insurance policies for which Publishing has the ability to make claims directly to the applicable insurance carrier pursuant to such policies and any proceeds received by Distributing or any other member of the Distributing Group after the Distribution Effective Time under such policies and programs in respect of Publishing and the other members of the Publishing Group shall be for the benefit of Publishing and the other members of the Publishing Group.

(c) Subject to Section 8.1(b), Distributing and other members of the Distributing Group shall retain the exclusive right to control their insurance policies and programs, including the right to defend, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of their insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Publishing Liabilities and/or claims Publishing has made or could make in the future, and no member of the Publishing Group shall, without the prior written consent of Distributing, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with insurers of Distributing or other members of the Distributing Group with respect to any of the insurance policies and programs of the Distributing Group, or amend, modify or waive any rights under any such insurance policies and programs. Neither Distributing nor any other members of the Distributing Group shall have any obligation to secure extended reporting for any claims under any of the insurance policies and programs of Distributing or other members of the Distributing Group for any acts or omissions by any member of the Publishing Group incurred prior to the Distribution Effective Time.

(d) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Publishing Group in respect of any insurance policy or any other contract or policy of insurance.

(e) Nothing in this Agreement shall be deemed to restrict any member of the Publishing Group from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.

Section 8.2 Miscellaneous. Each of the Parties intends by this Agreement that a Third Party, including a third-party insurer or reinsurer, or other Third Party that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

ARTICLE IX

LEGAL MATTERS

Section 9.1 Control of Legal Matters.

(a) At all times from and after the Distribution Effective Time, Publishing shall assume (or, as applicable, retain) control of each of the Publishing Litigation Matters (including those matters set forth on Schedule 9.1(a)), and Publishing shall use its reasonable best efforts to cause any member of the Distributing Group named as a defendant in any such Publishing Litigation Matter to be removed and dismissed from such Publishing Litigation Matter; provided, that Publishing shall not be required to make any such effort if the removal of any member of the Distributing Group would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such Publishing Litigation Matter.

(b) At all times from and after the Distribution Effective Time, Distributing shall assume (or, as applicable, retain) control of each of the Distributing Litigation Matters (including those matters set forth on Schedule 9.1(b)), and Distributing shall use its reasonable best efforts to cause any member of the Publishing Group named as a defendant in any such Distributing Litigation Matter to be removed and dismissed from such Distributing Litigation Matter; provided, that Distributing shall not be required to make any such effort if the removal of any member of the Publishing Group would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such Distributing Litigation Matter.

(c) To the extent a Party is unable to cause a member of the other Party’s Group to be removed and dismissed pursuant to Section 9.1(a) or (b), the Parties agree to cooperate in defending against such Action and, subject to Section 6.8, to provide each other with access to all Information relating to such Action except to the extent that providing such access and such Information would prejudice an indemnification claim available to such Party or a member of such Party’s Group as contemplated in Article X.

(d) At all times from and after the Distribution Effective Time, the Parties shall jointly control any Joint Litigation Matter and shall cooperate in defending against such Action; provided, that no member of either Group may settle a Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; and provided, further, that either Party may settle a Joint Litigation Matter if such settlement is for monetary relief only and such Party provides a full release from, or indemnity for, any liability under such Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group and their respective Representatives.

Section 9.2 Notice to Third Parties; Service of Process; Cooperation.

(a) The Parties shall, and shall cause the members of their respective Groups to, promptly notify their respective agents for service of process and all other necessary Persons, including plaintiffs and courts, of the Distribution and shall provide instructions for proper service of legal process and other documents.

(b) The Parties shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as possible following receipt.

(c) If either Party or any members of its Group receives notice or otherwise learns of the assertion of a Joint Litigation Matter, such Party or member of such Party’s Group shall give the other Party or the applicable members of such other Party’s Group written notice of such Joint Litigation Matter in reasonable detail. The failure to give notice under this subsection shall not relieve either Party (or any member of its Group) of its Liability for any Joint Litigation Matter as provided hereunder or under any Ancillary Agreement, except to the extent such Party is actually prejudiced by the failure to give such notice. The Parties and the members of their respective Groups shall be deemed to be on notice of any Joint Litigation Matter pending prior to the Distribution Effective Time.

Section 9.3 Bankruptcy Proceedings.

(a) The payment or satisfaction of any Bankruptcy Indemnification Claim that becomes an Allowed Claim shall in all respects be and remain subject to the terms of the Plan of Reorganization, including, without limitation, the rights of the Litigation Trust (as defined in the Plan of Reorganization) to setoff certain amounts against any Bankruptcy Indemnification Claims that become Allowed Claims as set forth in Section 7.11.2 of the Plan of Reorganization.

(b) The allocation of responsibility in this Agreement for claims asserted in the Bankruptcy Proceedings, including the Bankruptcy Indemnification Claims, shall not change the entity against which an Action may ultimately become an Allowed Claim in the Bankruptcy Proceedings.

(c) Each Party agrees that it shall prepare and submit quarterly reports to the Office of the United States Trustee for all legal entities in its Group that have chapter 11 cases remaining open before the United States Bankruptcy Court for the District of Delaware. Each Party further agrees that it shall be solely responsible for the payment of quarterly fees to the Office of the United States Trustee for all legal entities in its Group.

(d) Distributing (acting as a Disbursing Agent as defined in the Plan of Reorganization) shall pay, or cause to be paid, from the Subsidiary GUC Reserve (as defined in the Plan of Reorganization) to Publishing or to the underlying claimant(s) an amount equal to the amount that one or more members of the Publishing Group are directed to pay pursuant to the terms of a final, non-appealable order, decree, judgment or ruling of a court of competent jurisdiction in respect of the Action set forth on Schedule 9.3(d), up to the amount set forth on Schedule 9.3(d).

ARTICLE X

INDEMNIFICATION

Section 10.1 Release of Pre-Separation Claims.

(a) Except as provided in Section 10.1(c), effective as of the Distribution Effective Time, Publishing does hereby, for itself and each other Publishing Indemnified Party, remise, release and forever discharge each Distributing Indemnified Party, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Transactions and all other activities to implement the Transactions.

(b) Except as provided in Section 10.1(c), effective as of the Distribution Effective Time, Distributing does hereby, for itself and each other Distributing Indemnified Party, remise, release and forever discharge each Publishing Indemnified Party, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Transactions and all other activities to implement the Transactions.

(c) Nothing contained in Section 10.1(a) or Section 10.1(b) shall impair any right of any Person to enforce this Agreement (including Section 10.2, Section 10.3 and Section 10.4), any Ancillary Agreement or any other Intercompany Agreements or Intercompany Accounts that are specified in Section 2.2(b) as not to terminate as of the Distribution Effective Time, in each case in accordance with its terms. For the avoidance of doubt, nothing contained in Section 10.1(a) or Section 10.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Distributing Group or the Publishing Group that is specified in Section 2.2(b) as not to terminate as of the Distribution Effective Time, or any other Liability specified in such Section 2.2(b) as not to terminate as of the Distribution Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into on or after the Distribution Date between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement;

(v) any Liability the release of which would result in the release of any Person other than a Distributing Indemnified Party or a Publishing Indemnified Party intended to be released pursuant to this Section 10.1; provided, that the Parties agree not to bring suit, or permit any other member of their respective Groups to bring suit, against such Distributing Indemnified Party or Publishing Indemnified Party with respect to any such Liability that shall otherwise be released pursuant to this Section 10.1 in the absence of this subsection (v); or

(vi) any obligation existing prior to the Distribution Effective Time of any member of a Group to indemnify any Person who has been a Representative of any member of the Group at any time on or prior to the Distribution Effective Time.

(d) Publishing shall not make, and shall not permit any other member of the Publishing Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Distributing or any other member of the Distributing Group, or any other Person released pursuant to Section 10.1(a), with respect to any Liabilities released pursuant to Section 10.1(a). Distributing shall not make, and shall not permit any other member of the Distributing Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Publishing or any other member of the Publishing Group, or any other Person released pursuant to Section 10.1(b), with respect to any Liabilities released pursuant to Section 10.1(b).

(e) It is the intent of each Party, by virtue of the provisions of this Section 10.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Effective Time, between or among any member of the Publishing Group, on the one hand, and any member of the Distributing Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Effective Time), except as otherwise set forth in Section 10.1(c). At any time, at the request of the other Party, each Party shall, no later than the fifth (5th) day following the receipt of such request, cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 10.2 Indemnification by Publishing. Following the Distribution Effective Time and subject to Section 14.1 and the provisions in the Intercompany Leases (it being agreed that to the extent that any provision contained in any Intercompany Lease conflicts or is inconsistent with this Agreement (including this Article X), the provisions of such Intercompany Lease shall be controlling, except with respect to any Liabilities specifically designated as Publishing Assumed Liabilities on Schedule 1.1(c), in which case, this Agreement shall be controlling), Publishing shall, and shall cause the members of the Publishing Group to, indemnify, defend and hold harmless each member of the Distributing Group and its Affiliates, and each of their respective current or former stockholders, members, directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, in each case, in their respective capacities as such (each, a “Distributing Indemnified Party”), from and against any and all Liabilities actually incurred or suffered by the Distributing Indemnified Parties to the extent relating to, arising out of or resulting from one or more of the following:

(a) each Publishing Liability, Publishing Business Asset or the Publishing Business (other than any Distributing Assumed Liability), whether arising prior to, on or after the Distribution Date;

(b) the failure of any member of the Publishing Group or any other Person to pay, perform or otherwise promptly discharge any Publishing Liability or any Contract included in the Publishing Business Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

(c) each breach by any member of the Publishing Group of this Agreement; and

(d) each breach by any member of the Publishing Group of an Ancillary Agreement, subject to any specific limitation on liability contained in such Ancillary Agreement and without duplication of the performance by each member of the Publishing Group of any indemnification obligations in such Ancillary Agreement; provided that to the extent that any indemnification provision contained in any Ancillary Agreement conflicts or is inconsistent with this Article X, the indemnification provisions of such Ancillary Agreement shall be controlling.

Section 10.3 Indemnification by Distributing. Following the Distribution Effective Time and subject to Section 14.1 and the provisions in the Intercompany Leases (it being agreed that to the extent that any provision contained in any Intercompany Lease conflicts or is inconsistent with this Agreement (including this Article X), the provisions of such Intercompany Lease shall be controlling, except with respect to any Liabilities specifically designated as Publishing Assumed Liabilities on Schedule 1.1(c), in which case, this Agreement shall be controlling), Distributing shall, and shall cause the other members of the Distributing Group to, indemnify, defend and hold harmless each member of the Publishing Group and its Affiliates, and each of their respective current or former stockholders, members, directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, in each case, in their respective capacities as such (each, a “Publishing Indemnified Party”), from and against any and all Liabilities actually incurred or suffered by the Publishing Indemnified Parties to the extent relating to, arising out of or resulting from one or more of the following:

(a) each Distributing Liability, Distributing Business Asset or the Distributing Business (other than any Publishing Assumed Liability), whether arising prior to, on or after the Distribution Date;

(b) the failure of any member of the Distributing Group or any other Person to pay, perform or otherwise promptly discharge any Distributing Liability or any Contract included in the Distributing Business Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

(c) each breach by any member of the Distributing Group of this Agreement; and

(d) each breach by any member of the Distributing Group of an Ancillary Agreement, subject to any specific limitation on liability contained in the Ancillary Agreement and without duplication of the performance by each member of the Distributing Group of any indemnification obligations in the Ancillary Agreement; provided that to the extent that any indemnification provision contained in any Ancillary Agreement conflicts or is inconsistent with this Article X, the indemnification provisions of such Ancillary Agreement shall be controlling.

Section 10.4 Indemnification with respect to Unreleased Liabilities. Without limiting the generality of Sections 10.2 and 10.3, Distributing shall, and shall cause the other members of the Distributing Group to, indemnify, defend and hold harmless each Publishing Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person, and Publishing shall, and shall cause the other members of the Publishing Group to, indemnify, defend and hold harmless each Distributing Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person. Distributing and Publishing shall take, and shall cause the members of their respective Groups to take, such other actions as may be reasonably requested by the other Party (or any relevant member of its Group) in accordance with the provisions of this Agreement in order to place Distributing and Publishing (and any relevant member of their respective Groups), insofar as reasonably possible, in the same position as they would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by the other Party (or any relevant member of its Group) with effect as of the Distribution Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Distribution Effective Time to the member or members of the Distributing Group or the Publishing Group, as the case may be.

Section 10.5 Indemnification Obligations Net of Third Party Proceeds and Other Amounts.

(a) The Parties intend that each Liability subject to indemnification, contribution or reimbursement pursuant hereto will be net of (i) all monies received by an insured or reinsured from an insurer or reinsurer, (ii) all monies paid by an insurer or reinsurer on behalf of the insured or reinsured and (iii) all recoveries, judgments, settlements, contribution, indemnities and other amounts received (including by way of set-off) from all Third Parties, in each case that actually reduce the amount of, or are paid to the applicable indemnitee in respect of, such Liability and net of (x) any applicable premium adjustments (including, retrospectively rated premium adjustments), (y) any self-insured retention, deductible or other form of self-insurance and (z) any Third Party costs or expenses incurred in the collection thereof (the proceeds received pursuant to this sentence, collectively “Third Party Proceeds”). Accordingly, the amount that either Party and any member of its respective Group (each an “Indemnifying Party”) is required to pay to each Person entitled to indemnification hereunder (each an “Indemnified Party”) shall be reduced by all Third Party Proceeds received by or on behalf of the Indemnified Party in respect of the relevant Liability; provided, that all amounts described in Section 10.2 or Section 10.3 which are incurred by an Indemnified Party shall be paid promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of Third Party Proceeds; and provided, further, that upon such payment by or on behalf of an

Indemnifying Party to an Indemnified Party in connection with a Third Party Claim, to the extent permitted by applicable Laws such Indemnified Party shall assign its rights to recover all Third Party Proceeds to the Indemnifying Party and such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to all events and circumstances in respect of which such Indemnified Party may have with respect to all rights, defenses, and claims relating to such Third Party Claim. If, notwithstanding the second proviso in the preceding sentence, an Indemnified Party receives a payment required to be made under this Article X (an “Indemnity Payment”) from an Indemnifying Party in respect of a Liability and subsequently receives Third Party Proceeds in respect of such Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the amount paid by the Indemnifying Party over the amount that would have been due if such Third Party Proceeds had been received before the Indemnity Payment was made. Each member of the Distributing Group and each member of the Publishing Group shall use commercially reasonable efforts to seek to collect or recover all Third Party Proceeds to which such Person is entitled in respect of a Liability for which such Person seeks indemnification pursuant to this Article X; provided, that such Person’s inability to collect or recover any such Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder unless such inability is a result of such Person’s failure to exercise commercially reasonable efforts to so collect and recover any such Third Party Proceeds.

(b) An insurer that would otherwise be obligated to pay a claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof. Without limiting the generality of the foregoing and for the avoidance of doubt, insofar as any insurer is only obligated to pay a claim after the prior exhaustion of any other rights of indemnification, the indemnification provided under this Article X shall not be available to the extent, but only to the extent, that such indemnification would otherwise relieve such insurer of its payment obligation.

Section 10.6 Contribution. If the indemnification provided for in this Article X is unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of a Liability for which indemnification is provided for herein then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 10.2 or Section 10.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, with respect to the matter giving rise to the Liability.

Section 10.7 Procedures for Indemnification of Direct Claims. Each claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified

Party to the Indemnifying Party specifically claiming indemnification hereunder, which notice shall state the amount claimed, if known, and method of computation thereof, and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have accepted responsibility for the indemnification sought and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such thirty (30) day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

Section 10.8 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice of the assertion of a claim, or commencement of an Action, by a Third Party against it (each, a “Third Party Claim”) that may give rise to a claim for indemnification pursuant to this Agreement, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail; provided, that the failure to provide such notice as provided in this Section 10.8 shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) Each Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of each Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party in accordance with Section 10.8(a); provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise such Third Party Claim; and provided, further, that such Indemnified Party shall not withhold such consent if the settlement or compromise (i) contains no finding or admission of a violation of Law or a violation of the rights of a Person by the Indemnified Party or any of its Affiliates, (ii) contains no finding or admission that would have an adverse effect on the Indemnified Party or any of its Affiliates as determined by the Indemnified Party in good faith, (iii) involves only monetary relief which the Indemnifying Party has agreed to pay and does not contain an injunction or other non-monetary relief affecting the Indemnified Party or any of its Affiliates and (iv) includes a full, irrevocable unconditional release of the Indemnified Party from such Third Party Claim.

(c) If the Indemnifying Party elects to undertake the defense against a Third Party Claim as provided by Section 10.8(b), the Indemnified Party shall cooperate with the Indemnifying Party with respect to such defense and shall have the right, but not the obligation, to participate in such defense and to employ separate counsel of its choosing at its own expense; provided, that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of the Third Party Claim after the Indemnifying Party has failed, in the reasonable judgment of the Indemnified Party, to diligently defend the Third Party Claim after having elected to assume its defense.

(d) If the Indemnifying Party (i) does not elect to assume the defense in accordance with Section 10.8(b) or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, that the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(e) Subject to Article VI, the Indemnified Party and the Indemnifying Party shall cooperate in the defense of a Third Party Claim including by (i) expeditiously making available all witnesses, all pertinent records, all materials, and all information in each other’s possession or under each other’s control relating to the Third Party Claim, (ii) assisting with litigation defense strategy, investigations, discovery preparation, trial preparation, and similar activities with respect to the Third Party Claim and (iii) using commercially reasonable efforts to avoid taking any action, or omitting to take any action, that would materially and adversely prejudice each other’s defense of, or actual or potential rights of recovery with respect to, the Third Party Claim. The Indemnifying Party shall have no obligation in accordance with this Article X to an Indemnified Party for any Third Party Claim to the extent such Indemnified Party fails to comply with this Section 10.8(e) with respect to the Third Party Claim and such failure shall have materially and adversely prejudiced the Indemnifying Party.

Section 10.9 Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.10 Tax Matters. All indemnity payments pursuant to this Article X shall be treated as relating to periods ending on or prior to the Distribution Effective Time and shall be treated for all tax purposes as a contribution to capital or as a distribution with respect to stock, as applicable. Notwithstanding anything to the contrary set forth herein, indemnification for all matters relating to Taxes shall be governed by terms, provisions and procedures of the Tax Matters Agreement and not this Article X.

Section 10.11 Survival of Indemnities. The rights and obligations of the Indemnified Parties under this Article X shall survive the distribution, sale or other transfer by either Party or any member of its respective Group of any Assets or the assignment by it of any Liabilities.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1 Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article XI shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the Transactions (including, all actions taken in furtherance of the Transactions on or prior to the Distribution Effective Time), between or among any member of the Distributing Group and the Publishing Group (collectively, “Disputes”); it being agreed that if any Ancillary Agreement provides for different dispute resolution procedures for Disputes thereunder, such dispute resolution procedures shall apply with respect to such Dispute.

Section 11.2 Dispute Resolution.

(a) On the Distribution Date, Distributing and Publishing shall form a committee (the “Executive Committee”) to which all Disputes will be submitted for resolution in accordance with this Section 11.2. The Executive Committee shall consist of two representatives designated by each Party and shall initially consist of the Chief Financial Officer and the General Counsel (or other chief legal officer) of each Party. Each Party may replace one or more of its representatives at any time upon notice to the other Party.

(b) If a Dispute arises, no Party may take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section 11.3, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such Party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Executive Committee and (ii) complied with the terms of this Article XI; provided, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Executive Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall seek to resolve each Dispute that is listed on the Dispute Notice through informal good faith negotiation. Each Party shall cause its designees on the Executive Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the tenth (10th) Business Day following the Dispute Meeting the Executive Committee has failed to meet or failed to resolve all of the Disputes (the “Resolution Failure Date”), the Parties shall proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 11.3.

Section 11.3 Mediation of Unresolved Disputes. The Parties shall attempt to resolve all Unresolved Disputes by non-binding mediation. The Parties shall negotiate in good faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the fifteenth (15th) Business Day following the Resolution Failure Date, the Parties have been unable to settle an Unresolved Dispute, the obligations of the Parties in this Article XI shall terminate with respect to such Unresolved Dispute.

Section 11.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of any dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such Dispute.

ARTICLE XII

FURTHER ASSURANCES

Section 12.1 Further Assurances.

(a) The Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and any Ancillary Agreement and to consummate and make effective the Transactions, whether before or after the Distribution Effective Time.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall, and shall cause the members of its respective Group to, cooperate with the other Party and the members of such other Party’s Group, and without any further consideration, but at the expense of the requesting Person, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including, instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all necessary Consents and Governmental Approvals, including, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party or any member of such Party’s Group may reasonably be requested to take by any other Party or any member of such other Party’s Group from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transactions.

(c) Each Party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any member of its Group.

ARTICLE XIII

AMENDMENT AND TERMINATION

Section 13.1 Amendment and Termination.

(a) Prior to the consummation of the Distribution, this Agreement may be amended, supplemented, terminated and the transactions contemplated hereby may be modified or abandoned at any time by Distributing, in its sole and absolute discretion.

(b) After the consummation of the Distribution, this Agreement may not be amended, supplemented or terminated except by an agreement in writing signed by the Parties.

Section 13.2 Effect of Termination. In the event of a termination in accordance with Section 13.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party; provided, that such termination shall have no effect on any transactions effected prior to such termination.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 LIMITATION OF LIABILITY.

(a) IN NO EVENT SHALL ANY MEMBER OF ONE GROUP BE LIABLE TO ANY MEMBER OF THE OTHER GROUP, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING, NEGLIGENCE OR STRICT LIABILITY) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

(b) Neither Party nor any member of its Group shall have any Liability to the other Party or any member of such other Party’s Group (i) with respect to any Information exchanged or provided pursuant to this Agreement, whether such Information is historical or forward looking, that is found to be inaccurate, in the absence of gross negligence or willful misconduct by the providing Person, or (ii) with respect to any Information that is lost or destroyed after commercially reasonable efforts by the Person from whom Information is requested pursuant to this Agreement to comply with the provisions of Section 6.3. Notwithstanding the foregoing, nothing contained in this Section 14.1(b) shall affect or impair (x) the assumption and acceptance by the applicable members of the Distributing Group of the Distributing Transaction Liabilities and (y) the assumption and acceptance by the applicable members of the Publishing Group of the Publishing Transaction Liabilities.

Section 14.2 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred and directly related to the Transactions (but excluding, for the avoidance of doubt, bank financing, legal advisory and rating agency fees relating to the borrowings under the Senior Credit Facility, which shall be borne by Publishing) shall: (i) to the extent incurred and payable on or prior to the Distribution Effective Time, be paid by Distributing; and (ii) to the extent arising and payable following the Distribution Effective Time, be paid by the Party incurring such cost or expense.

Section 14.3 Counterparts. This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email delivery of scanned pages (e.g., “.pdf” format data files) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 14.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or email (with written confirmation of receipt), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.4):

If to Distributing, to:

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

Attn.: General Counsel

Facsimile: (312) 222-4206

Email: elazarus@tribune.com

If to Publishing, to:

Tribune Publishing Company

202 West First Street

Los Angeles, California 90012

Attn.: Julie Xanders

Facsimile: (213) 237-4401

Email: Julie.Xanders@latimes.com

Section 14.5 Public Announcements. Following the Distribution Date, the Parties and the members of their respective Groups shall, subject to Section 6.5, be permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise prohibited by Law or any Ancillary Agreement; provided, that the Parties shall, and shall cause the members of their respective Groups to, consult with each other prior to issuing, and shall, subject to the requirements of Section 6.5, provide the other Party or the applicable members of such other Party’s Group the opportunity to review and comment upon, press releases and other public statements in connection with any Transaction and prior to making any filings with any Governmental Authority with respect thereto.

Section 14.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 14.7 Entire Agreement. This Agreement and the Ancillary Agreements, including the exhibits and schedules thereto and together with all the agreements contemplated hereby and thereby (including the Implementation Documents), constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 14.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a party hereto. Except as otherwise expressly provided for in this Agreement or any Ancillary Agreement, the provisions of this Section 14.8 shall not apply to any Ancillary Agreement, the assignment of which shall be subject to the terms of such Ancillary Agreement.

Section 14.9 Third Party Beneficiaries. Except for the rights for release and indemnification under this Agreement of any Distributing Indemnified Party or Publishing Indemnified Party in their respective capacities as such, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 14.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of Law principles thereof insofar as such Laws would otherwise result in the application of the Laws of another state.

(b) Each of the Parties submits to the exclusive jurisdiction of any state courts and federal courts of the United States of America located in the State of Delaware, and all appellate courts to each thereof, in all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of all judgments relating thereto, and each of the Parties (i) will commence all such actions and proceedings only in such courts, (ii) will cause all claims in respect of all such actions and proceedings to be heard and determined in such state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, all objections that it may now or hereafter have to the laying of venue of all such actions and proceedings in any such state or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such actions and proceedings in all such Delaware state and federal courts. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 14.4. Nothing in this Agreement will affect the right of either Party to serve process in any other manner permitted by applicable Law.

Section 14.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.11.

Section 14.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.13 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein” and “hereunder” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement. References to any agreement or contract are to that agreement or contract as amended, supplemented or modified from time to time in accordance with the terms hereof and thereof. The word “including” and words of similar import shall mean “including, without limitation”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “or” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly and equally by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 14.14 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 14.15 Payment Terms. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within ten (10) Business Days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 14.16 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and the Liabilities for the breach of any obligations contained herein, shall survive the Distribution Effective Time and shall remain in full force and effect.

Section 14.17 Waiver. Either Party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other Party and (ii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party against whom it is sought to enforce such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRIBUNE MEDIA COMPANY

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	Executive Vice President and Chief Financial Officer

TRIBUNE PUBLISHING COMPANY

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

[Tribune Publishing Company undertakes to furnish supplementally a copy of any omitted schedule, appendix or exhibit to the Separation and Distribution Agreement to the U.S. Securities and Exchange Commission upon request.]